Exhibit 10.5

2025 Special Retention LTIP Grant

August 14, 2025

[Name]
[Address]

Re:    Grant of Phantom Units

Dear [Name]:

I am pleased to inform you that, subject to the terms hereof, you have been granted [Number] Phantom Units as of the above date pursuant to the Company’s 2021 Long-Term Incentive Plan (the “Plan”). In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.Subject to the further provisions hereof, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit that vests) on the August 2030 Distribution Date.
2.Subject to the further provisions hereof, your DERs shall vest (become payable in cash) as follows:
a.20% of the DERs will begin accruing on the November 2025 Distribution Date and will continue to accrue until the August 2026 Distribution Date, on which date such accrued but unpaid DERs will vest and be paid in a lump sum. Beginning on the November 2026 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.
b.An additional 20% of the DERs will vest on the August 2026 Distribution Date, and, beginning on the November 2026 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.
c.An additional 20% of the DERs will vest on the August 2027 Distribution Date, and, beginning on the November 2027 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.
333 Clay Street, Suite 1600 (77002)     ■ P.O. Box 4648 ■ Houston, Texas 77210-4648 ■ 713-646-4100

[Name]
August 14, 2025

d.An additional 20% of the DERs will vest on the August 2028 Distribution Date, and, beginning on the November 2028 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.
e.An additional 20% of the DERs will vest on the August 2029 Distribution Date, and, beginning on the November 2029 Distribution Date, such vested DERs will be paid quarterly until the associated Phantom Units vest or are forfeited pursuant to the terms hereof.

3.The number of Phantom Units and DERs subject to this award shall be proportionately reduced or increased for any split or reverse split, respectively, of PAA Common Units, or any event or transaction having a similar effect.

4.Upon vesting of any Phantom Units, an equivalent number of DERs will expire. Any such DERs that are payable on the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

5.In the event of the termination of your employment with the Company and its Affiliates for any reason (other than in connection with a Change in Status, Retirement or by reason of your death or “disability,” as defined in paragraph 6 below), all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause, the following provisions shall apply: (i) if such termination takes place prior to the first anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place after the first anniversary of the date of this grant, a “pro rata portion” of your then outstanding Phantom Units and DERs shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date. The “pro rata portion” of Phantom Units vesting pursuant to clause (ii) immediately preceding shall be determined by multiplying the number of your then outstanding Phantom Units by a fraction equal to the number of days between the grant date and the date of termination divided by the number of days between the grant date and the August 2030 Distribution Date (1,826). If the resulting amount includes a fraction, it will be rounded down to the nearest whole number.

6.In the event of the termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), the following provisions shall apply: (i) if such termination takes place prior to the first

[Name]
August 14, 2025

anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place on or after the first anniversary of the date of this grant, (x) all of your then outstanding Phantom Units shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date, and (y) any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall be payable and shall expire on the next following Distribution Date. As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 6, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

7.In the event of a Change in Status, (i) all of your then outstanding Phantom Units shall be deemed nonforfeitable on such date and shall vest on the next following Distribution Date, and (ii) any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on such date, but shall be payable and shall expire on the next following Distribution Date.

8.In the event of the termination of your employment with the Company and its Affiliates due to your Retirement, the following provisions shall apply: (i) if such termination takes place prior to the first anniversary of the date of this grant, all of your then outstanding Phantom Units and DERs shall automatically be forfeited as of the date of termination; and (ii) if such termination takes place on or after the first anniversary of the date of this grant, (x) all of your then outstanding Phantom Units shall be deemed nonforfeitable on the date of termination and shall vest on the next following Distribution Date, and (y) any DERs associated with such unvested, nonforfeitable Phantom Units shall not be forfeited on the date of termination, but shall be payable and shall expire on the next following Distribution Date.

9.Upon payment pursuant to a DER, the Company will withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, the Company will withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); (iii) “Market Value” means the average of the closing sales prices for a Common Unit on Nasdaq for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership; and (iv)

[Name]
August 14, 2025

“Retirement” means termination from full-time employment on terms and timing as approved by the CEO (or by the Board in the case of the CEO).

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary, or (iii) any other action or inaction that constitutes a material breach of this Agreement by the Company. A termination by you pursuant to (B) above shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i), (ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition, and (2) the Company fails to remedy the condition within the 30-day period following such notice.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:

(i)any Person (other than Plains GP Holdings, L.P. (“PAGP”) and any affiliate of PAGP that is controlled by PAGP) becomes the beneficial owner, directly or indirectly (in one transaction or a series of related transactions and whether by merger or otherwise), of 50% or more of the membership interest in PAA GP Holdings LLC, a Delaware limited liability company (“PAGP GP”)1;
(ii)any Person (other than PAGP GP, PAGP or any affiliate of PAGP that is controlled by PAGP) acquires (in one transaction or a series of related transactions and whether by merger or otherwise) direct or indirect control of the general partner interest of PAGP;
(iii)PAGP ceases to retain direct or indirect control (in one transaction or a series of related transactions and whether by merger or otherwise) of the general partner of the Partnership; or
(iv)the consummation of a reorganization, merger or consolidation with, or any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to, one or more Persons (other than PAGP or any affiliates of PAGP that are controlled by PAGP).

1 For the avoidance of doubt, the ownership by a Person of PAGP Class A or Class B shares (or combination thereof) that represent 50% or more of the outstanding Class A and B shares of PAGP (in the aggregate) constitutes indirect ownership of 50% or more of the membership interests in PAGP GP for so long as PAGP directly owns 50% or more of such membership interests in PAGP GP.

[Name]
August 14, 2025

As used in this definition, “Person” shall include any “partnership, limited partnership, syndicate or other group” constituting a “person” within the meaning of such terms pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO of the Company, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof (or Canada or any province thereof) or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in the case of clauses (i) and (iii), with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Seventh Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”).

    This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. You also acknowledge and agree that (i) this award constitutes time-based equity compensation under the Amended and Restated Clawback Policy adopted by PAGP GP on November 16, 2023, as it may be amended from time to time, and (ii) this award, as well as any other incentive-based, performance-based or time-based compensation previously paid or awarded to you, is subject to recovery or cancellation pursuant to such Policy. Copies of the Plan, the Partnership Agreement and the Clawback Policy are available upon request.

[Name]
August 14, 2025

Please designate in the space provided below a beneficiary to receive benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the box below, the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants. In addition, please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:    PAA GP LLC, its general partner
By:    PLAINS AAP, L.P., its sole member
By:    PLAINS ALL AMERICAN GP LLC,
its general partner

By:    ______________________________
Name:    Willie Chiang
Title:    Chairman, CEO and President

[Name]

Number of Phantom Units:	[Number]

Dated:

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

Check this box only if this beneficiary designation does not apply to prior grants.